UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2012 (April 6, 2012)

InferX Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-51720	54-1614664
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

46950 Jennings Farm Drive
Suite 290, Sterling, VA	20164
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 444-6030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 6, 2012, as a result of a deadlocked Board of Directors on which B.K. Gogia, Chairman, and Vijay Suri, President and CEO of the registrant ("InferX"), were the only two members on the Board, the following employees submitted to Vijay Suri a letter of resignation: B.K. Gogia, President, Technology Solutions Group, Raimondo Piluso, COO and Vice President of Business Development, Jerzy Bala, CTO, and Rahul Argade, Senior Director. B.K. Gogia maintains his position as Chairman of the Board of Directors.

Subsequently, Jerzy Bala, CTO and Rahul Argade, Senior Director rescinded their resignations based on the strategy and direction presented by the CEO.

The employees submitted the joint letter of resignation demanding that Vijay Suri execute a term sheet from a group of three executives (Anomaly Analytics– a shell company with no revenue or current clients) that proposed that two of them serve as members of the InferX Board along with Messrs. Gogia and Suri and serve as a new management team--a new President and CEO and a Senior Vice President of NextGen Analytics. Anomaly Analytics proposed that Vijay Suri serve as Executive Vice President of a new division named InferX Services and Solutions and that B.K. Gogia serve as Executive Vice President of another new division, Health Care Programs, both reporting to the new President and CEO. Anomaly Analytics proposed that it provide initial financing, obtain contracts that it stated it was already in the process of negotiating with groups that it believed required InferX's predictive analytics software solution and based the grant of additional warrants to purchase InferX shares of common stock upon an increase in InferX's market capitalization, obtaining additional financing and obtaining contracts for the sale of InferX's predictive analytics software solution. InferX has been negotiating with the three principals of Anomaly Analytics since December 2011.

Vijay Suri refused to execute the Anomaly Analytics term sheet based upon concerns regarding the amount of performance based warrants, uncertainty and lack of clarity of the revenue split with Anomaly Analytics (the one principal who would not be joining the InferX executive team and serving on InferX's Board) for business opportunities presented by Anomaly Analytics lack of specificity of the above mentioned contract, with no firm closing dates or no concrete dollar amounts associated with the contract or the business model as to how this contract relationship will generate revenue. This was offered by Anomaly Analytics on a “best effort” basis. Mr. Suri was also uncomfortable with the dual role of the new CEO and Senior Vice President of InferX as also being the owners of Anomaly Analytics. Vijay Suri wanted InferX to execute a term sheet from Rationalwave that proposed a financing of up to $2 million subject to InferX installing a new CEO and eliminating significant liabilities from its balance sheet, including having certain holders of warrants, convertible debt and Series B preferred stock convert to equity. The employees who resigned did not oppose the terms of the Rationwave term sheet but were concerned about the amount of time the clean-up of the balance sheet would take, InferX's immediate financial needs, the belief that InferX would benefit from the management expertise and shared vision for InferX's pursuit of new business opportunities by the Anomaly Analytics' principals joining InferX and the timeliness of installing new leadership which both the Anomaly Analytics and Rationalwave term sheets demanded.

Vijay Suri is in the process of interviewing for persons to replace those employees who have resigned and to addressing the preconditions for an investment in InferX by Rationalwave.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On April 12, 2012 Rahul Argade, the holder of an 8% secured convertible debenture (the “Debenture”), issued pursuant to a Debenture and Warrant Purchase Agreement dated December 23, 2009 among InferX and certain purchasers, notified InferX that it was in default under the terms of the Debenture for failure to repay the principal amount of $100,000 plus interest due and that he would be exercising his default remedies under the Debenture, including the default interest rate of 22% on the unpaid principal balance effective as of April 7, 2012. The Debenture is secured by all assets of InferX, including its intellectual property.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 13, 2012	InferX Corporation

	By:	/s/ Vijay Suri
Vijay Suri
President and CEO
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